VOTING AGREEMENT
                      AND IRREVOCABLE PROXY

      AGREEMENT, dated as of February 11, 1997 by and between DIGITAL FUNDING OF ATLANTA L.L.C., a Wireless Cable of Atlanta,
Inc. stockholder ("Stockholder") and BELLSOUTH CORPORATION, a
Georgia corporation ("BellSouth").

     WHEREAS, BellSouth, WIRELESS CABLE OF ATLANTA, INC., a Georgia corporation ("WCA"), and BELLSOUTH WCA MERGER SUBSIDIARY, INC., a newly- formed Georgia corporation ("BellSouth Sub"), propose to enter into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") (capitalized terms used herein but not defined herein shall have the meanings assigned in the Merger Agreement), which provides, among other things, upon the terms and subject to the conditions thereof, for a merger of BellSouth Sub with and into WCA (the "Merger") in which, among other things, that at the Effective Time as defined in the Merger Agreement (the "Effective Time"), each share of WCA's common stock, $1.00 par value (the "WCA Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of WCA Common Stock to be canceled pursuant to Section 2.05(b) of the Merger Agreement and Dissenting Shares) shall be converted into shares of the common stock, $1.00 par value per share, of BellSouth (the "BellSouth Common Stock") determined in accordance with the Exchange Ratio as set forth in Section 2.05(a) of the Merger Agreement; and prior to the Effective Time, each share of its 12% Cumulative Convertible Redeemable Preferred Stock, Series A, $1.00 par value (the "WCA Preferred Stock") shall be converted to WCA Common Stock and all accrued but unpaid dividends on the WCA Preferred Stock shall have been paid; and

     WHEREAS, Exhibit A attached hereto sets forth as of the date of this Agreement the number and type of issued and outstanding securities of WCA owned by Stockholder (all of such securities being hereinafter referred to as the "WCA Securities"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, BellSouth has requested that Stockholder agree and Stockholder has agreed, to vote its shares of WCA Securities in favor of the Merger and to grant an irrevocable proxy as to certain matters as set forth herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Revocation of Proxies; Agreement to Vote; Grant of Proxy. Stockholder hereby revokes any and all previous proxies with respect to the Stockholder's WCA Securities. Stockholder agrees to attend, in person or by proxy, any meeting of the stockholders of WCA called pursuant to the Merger Agreement to vote upon approval and adoption of the Merger Agreement, and to vote upon approval and adoption of the Merger Agreement, and to vote such Stockholder's WCA Securities and any voting securities of WCA hereafter issued in exchange therefor or in respect thereof for approval and adoption of the Merger Agreement and in favor of any other matters that are intended to facilitate and implement the Merger, and are contemplated by the Merger Agreement, submitted for the vote of the stockholders of WCA at such meeting, or at any adjournment or adjournments thereof, pursuant to the Merger Agreement. Notwithstanding the foregoing, effective upon the execution and delivery of this Agreement, Stockholder appoints John A. Harwood and Bradley O. Greene, and each of them, with full power of substitution in each, as proxies, solely (a) to vote such Stockholder's WCA Securities at any meeting of stockholders of WCA or any adjournment or adjournments thereof, or (b) to give a consent with respect to such Stockholder's WCA Securities, in each case in favor of approval and adoption of the Merger Agreement and any other matters that are intended to facilitate and implement the Merger, and are contemplated by the Merger Agreement (other than the election of directors of WCA), and against the approval of any proposals (other than elections of directors of WCA) relating to an acquisition of control of WCA or all or any substantial part of its business, assets or capital stock in a transaction outside the ordinary course of business by any person or entity other than BellSouth or BellSouth Sub or an affiliate of BellSouth or BellSouth Sub. Notwithstanding anything to the contrary contained herein, this proxy shall not extend to matters other than those specifically enumerated in subsections (a) and (b) above and shall not be deemed a limitation on the ability of Stockholder, in its capacity as a member of the Board of Directors of WCA, to direct and manage the business and affairs of WCA in accordance with the Georgia Business Corporation Code of the State of Georgia. This proxy shall not be construed to permit BellSouth or BellSouth Sub to directly or indirectly control, supervise or direct any activities associated with the Wireless Cable System prior to the Effective Time of the Merger. THIS PROXY SHALL BE DEEMED IRREVOCABLE AND COUPLED WITH AN INTEREST. This proxy shall be effective until the earliest to occur of (i) consummation of the transactions contemplated by the Merger Agreement, (ii) termination of the Merger Agreement in accordance with its terms, and (iii) a determination by the Stockholder on or after August 11, 1997 (six months following the date of the Merger Agreement) to terminate this proxy.

     2.   Representations and Warranties of Stockholder.
Stockholder hereby represents and warrants to BellSouth as follows:

          a. Stockholder has all necessary power and authority to enter into this Agreement. None of the Stockholder's WCA Securities owned by Stockholder are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of Stockholder's WCA Securities.

          b. This Agreement is the legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          c. The execution of this Agreement by Stockholder does not, and the performance by Stockholder of the obligations of Stockholder hereunder will not, constitute a material violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound or any judgment, decree or order to which Stockholder is subject.

          d. Neither the execution and delivery of this Agreement, nor the performance by Stockholder of Stockholder's obligations hereunder will (i) assuming satisfaction of the requirements set forth in clause (ii) below, violate any provision of law known by Stockholder to be applicable to Stockholder; or (ii) except for the requirements, if any, of federal and state securities laws, require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law known by Stockholder to be applicable to Stockholder.

     3. Covenant of Stockholder. So long as this Proxy remains in effect, Stockholder hereby covenants and agrees with BellSouth that, except pursuant to the terms of this Agreement, Stockholder will not, without the prior written consent of BellSouth, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any WCA Securities.

     4. Covenant of Stockholder Holding WCA Preferred Stock. So long as this Proxy remains in effect, Stockholder hereby covenants and agrees with BellSouth to take all action immediately prior to the Effective Time and upon satisfaction of all conditions to Closing contained in the Merger Agreement, to approve an amendment to Section 1 of the Company's Articles of Incorporation to provide that all outstanding shares of the Company Preferred Stock shall be converted into not more than an aggregate of 400,878 shares of Company Common Stock and that no further dividends or distributions shall be payable by the Company with respect to the Company Preferred Stock and to convert all outstanding shares of Company Preferred Stock into Company Common Stock as of the Effective Time.

     5. Remedies. The parties hereto agree that if for any reason Stockholder shall have failed to perform its obligations under this Agreement, then BellSouth shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that BellSouth may have against Stockholder for any failure to perform its obligations under this Agreement.

     6.   Miscellaneous.

          a. Assignment. This Agreement shall not be assignable by the parties hereto. This Agreement shall be binding upon Stockholder and Stockholder's heirs, successors and assigns by will or by the laws of descent.

          b. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          c. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by guaranteed overnight delivery service or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the parties as follows (or at such other address for a party as shall be specified by like notice):

               (i)  If to BellSouth:

                    BellSouth Corporation
                    1155 Peachtree Street
                    Suite 1800
                    Atlanta, GA  30309-3610
                    Attention:  John A. Harwood
                    Telephone:(404) 249-4433
                    Telecopier:(404) 249-5901

                    with a copy to:

                    Hunton & Williams
                    Riverfront Plaza, East Tower
                    951 East Byrd Street
                    Richmond, Virginia  23219-4074
                    Attention:  David M. Carter
                    Telephone:(804) 788-8200
                    Telecopier:(804) 788-8218

               (ii) If to the Stockholder, at the address set forth on the signature page hereof.

          d. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effects, by the laws of the State of Georgia, without regard to the principles of conflicts of laws thereof.

          e. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one of the same agreement.

          f. Effect of Headings. The headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

          g. Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     IN WITNESS WHEREOF, BellSouth and Stockholder have caused this Agreement to be signed as of the date first above written.

                          BELLSOUTH CORPORATION



                          By:  /s/ Keith O. Cowan
                          Name:  Keith O. Cowan
                          Title: Vice President



                          STOCKHOLDER



                          /s/ R. Ted Weschler
                          Name:    R. Ted Weschler
                          Address: Digital Funding of Atlanta,
                                   L.L.C.
                                   230 East High Street
                                   Charlottesville, Virginia
                                   22901

                             Exhibit A

                                           Type and Number of
Name of Stockholder                        WCA Securities

Digital Funding of Atlanta, L.L.C.         39,372 shares of WCA
                                           Preferred Stock